Exhibit 99.1

MONEYGRAM AND ANT FINANCIAL ANNOUNCE

TERMINATION OF AMENDED MERGER AGREEMENT

Companies Commit to New Strategic Cooperation to Enable Consumers to Enjoy Better Remittance Services Worldwide

DALLAS and HANGZHOU, China, January 2, 2018 — MoneyGram (NASDAQ: MGI) and Ant Financial Services Group today announced that they have mutually agreed to terminate their Amended Merger Agreement following the inability of the companies to obtain the required approval for the transaction from the Committee on Foreign Investment in the United States (“CFIUS”), despite extensive efforts to address the Committee’s concerns. MoneyGram and Ant Financial also announced that they plan to work together on new strategic initiatives in the remittance and digital payments markets that will help each company achieve its objective of enabling consumers around the world to enjoy better money transfer services.

Alex Holmes, Chief Executive Officer of MoneyGram, said, “The geopolitical environment has changed considerably since we first announced the proposed transaction with Ant Financial nearly a year ago. Despite our best efforts to work cooperatively with the U.S. government, it has now become clear that CFIUS will not approve this merger. We are disappointed in the termination of this compelling transaction, which would have created significant value for our stakeholders. The MoneyGram Board and management team greatly appreciate the significant time and energy that so many of our colleagues have devoted to trying to complete the transaction.”

Under the new strategic business cooperation, MoneyGram and Ant Financial will explore and develop initiatives to bring together their capabilities in remittance and digital payments to provide their respective customers with user-friendly, rapid-response and low-cost money transfer services into China, India and the Philippines, among other Asian markets, as well as in the U.S. and other key regions around the world.

Mr. Holmes continued, “While we are disappointed by this outcome, we are confident in the future of MoneyGram and are excited about the benefits of our future cooperation with Ant Financial. By increasing access to digitally enabled customer wallets on the receiving side, we will be able to reduce distribution costs and improve transaction processing time. Together with Ant Financial, we hope to be the preferred money transfer option globally, and we look forward to bringing the considerable benefits of this collaboration to all of our stakeholders, including stockholders, customers, agents and employees.”

Doug Feagin, President of Ant Financial International, said, “We remain excited and encouraged about Ant Financial’s future prospects around the world as we continue to establish new partnerships and pursue opportunities that bring innovative services to our ecosystem. Establishing this new strategic cooperation with MoneyGram will add a partner with global remittance capabilities to our ecosystem and, while Ant Financial won’t have a direct ownership relationship with MoneyGram, we look forward to working closely with the MoneyGram team to make our platform even more accessible – particularly to unbanked and underserved communities globally – and create even better experiences for our customers.”

As previously announced on April 16, 2017, MoneyGram and Ant Financial entered into an amended merger agreement under which Ant Financial would acquire all of the outstanding shares of MoneyGram for $18.00 per share in cash. In accordance with the Merger Agreement, simultaneous with termination of the agreement, Ant Financial paid MoneyGram a $30 million termination fee.

MoneyGram will provide additional financial and operational information during its fourth quarter 2017 earnings call.

About MoneyGram

MoneyGram is a global provider of innovative money transfer services and is recognized worldwide as a financial connection to friends and family. Whether online, or through a mobile device, at a kiosk or in a local store, we connect consumers any way that is convenient for them. We also provide bill payment services, issue money orders and process official checks in select markets. More information about MoneyGram International, Inc. is available at moneygram.com.

About Ant Financial

Ant Financial Services Group is focused on serving small and micro enterprises, as well as individuals. Ant Financial is dedicated to bringing the world more equal opportunities through building a technology-driven open ecosystem and working with other financial institutions to support the future financial needs of society. Businesses operated by Ant Financial Services Group include Alipay, Ant Fortune, Zhima Credit and MYbank.

For more information on Ant Financial, please visit our website at www.antfin.com; or follow us on Twitter @AntFinancial.

Forward-Looking Statements

This press release contains forward-looking statements, which may include projections of future results of operations, financial condition or business prospects. Actual results of operations, financial condition or business prospects may differ from those expressed or implied in these forward-looking statements for a variety of reasons, including but not limited to the ability of MoneyGram and Ant Financial to successfully bring together and market to customers capabilities in remittance and digital payments or realize material benefits from their strategic cooperation efforts, the possibility of adverse impacts resulting from the termination of the merger agreement with Alipay (UK) Limited, market demand, global economic conditions, adverse industry conditions, legal proceedings, the ability to effectively identify and enter into new markets, governmental regulation, the ability to retain management and other personnel, and other economic, business or competitive factors. Additional information concerning factors that could cause results to differ materially from those in the forward-looking statements is contained from time to time in MoneyGram’s SEC filings. The forward-looking statements in this release reflect the current belief of MoneyGram as of the date of this release. MoneyGram undertakes no obligation to update these forward-looking statements for events or circumstances that occur subsequent to such date.

MoneyGram Contact

Investor Relations:

Suzanne Rosenberg

214-979-1400

ir@moneygram.com

Media Relations:

Michelle Buckalew

+1 214-979-1418

media@moneygram.com

Michael Freitag / Joseph Sala / Viveca Tress

Joele Frank, Wilkinson Brimmer Katcher

Phone: +1 212-355-4449

Ant Financial Contact

USA: Sard Verbinnen & Co

Paul Kranhold / Reze Wong / Andrew Duberstein

+1 415 618 8750 / +1 212 687 8080

pkranhold@sardverb.com / rwong@sardverb.com / aduberstein@sardverb.com

China: Sard Verbinnen & Co

Rick Carew / Yin Ai

+852 3899 6630

rcarew@sardverb.com / yai@sardverb.com